Exhibit 10.34

AFFYMAX INC.

EXECUTIVE EMPLOYMENT AGREEMENT

for

Robert F. Venteicher

This Employment Agreement (“Agreement”) is entered into by and between Robert F. Venteicher (“Executive”) and Affymax Inc., (the “Company”), effective as of December 17, 2008 (the “Effective Date”).

WHEREAS, the Company retains the services of Executive pursuant to that certain Executive Employment Agreement dated July 24, 2007 (the “Employment Agreement”) and the Company and Executive hereby wish to amend and restate the Employment Agreement in its entirety as provided herein;

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and wishes to continue to provide Executive with certain compensation and benefits in return for his services; and

WHEREAS, Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position.  Subject to terms set forth herein, the Company agrees to continue to employ Executive in the position of Senior Vice President, Technical Operations and Executive hereby continues to accept such employment which commenced effective as of July 30, 2007 (the “Employment Date”).  During the term of his employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

1.2                               Duties and Location.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his then current title, consistent with the Bylaws of the Company and as required by the Company’s Board of Directors (the “Board”).  Executive will report to the Chief Executive Officer.  Executive’s primary office location shall be the Company’s corporate headquarters, currently located in Palo Alto, California.  The Company reserves the right to reasonably require Executive to perform his duties at places other than its corporate headquarters from time to time, and to require reasonable business travel.

1.3                               Policies and Procedures.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the

Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.                                      COMPENSATION.

2.1                               Salary.  As of the Effective Date, Executive shall receive for services to be rendered hereunder an annualized base salary of $300,000, payable on a semi-monthly basis, subject to payroll withholding and deductions and payable in accordance with the Company’s regular payroll schedule.  Such salary shall be reviewed annually and may be increased as approved by the Board.

2.2                               Bonus.  As of the Effective Date, Executive will be eligible to earn an annual bonus of up to thirty-five percent (35%) of base salary as determined by the Board of Directors upon the recommendations of its Compensation Committee and Chief Executive Officer and provided that Executive remains employed by the Company as of the date the bonus is calculated.  As of the Effective Date, seventy-five (75%) of the bonus amount will be based on the Company’s performance in meeting its planned operating objectives and twenty-five percent (25%) of the bonus amount will be based on the Executive’s performance against expectations of his position, as determined by the Company in its sole discretion.

2.3                               Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally.

2.4                               Equity Awards.  The Board will grant equity awards to Executive in its sole discretion.

3.                                      PROPRIETARY INFORMATION OBLIGATIONS.

3.1                               Agreement.  As a condition of employment, Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

3.2                               Remedies.  Executive’s duties under the Employee Proprietary Information and Inventions Agreement shall survive termination of his employment with the Company.  Executive acknowledges that a remedy at law for any breach or threatened breach by him of the provisions of the Proprietary Information and Inventions Agreement would be inadequate, and he therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

3.3                               Third Party Agreements and Information.  Executive represents and warrants that Executive’s employment by the Company will not conflict with any prior employment or consulting agreement or other agreement with any third party, and that Executive will perform his  duties to the Company without violating any such agreement.

Executive represents and warrants that Executive does not possess confidential information arising out of prior employment, consulting, or other third party relationships, which would be used in connection with Executive’s employment by the Company, except as expressly authorized by that third party.  During Executive’s employment by the Company, Executive will use in the performance of Executive’s duties only information which is generally known and used by persons with training and experience comparable to Executive’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Executive in the course of Executive’s work for the Company.

4.                                      OUTSIDE ACTIVITIES DURING EMPLOYMENT.

4.1                               Non-Company Business.  Except with the prior written consent of the Company’s Board of Directors, Executive will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board, is likely to interfere with Executive’s ability to discharge his duties and responsibilities to the Company.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2                               No Adverse Interests.  Except as permitted by Section 4.3, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by him  to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

4.3                               Noncompetition.  During the term of his employment by the Company, except on behalf of the Company, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any competitor corporation, so long as his direct holdings in any one such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.                                      TERMINATION OF EMPLOYMENT.

5.1                               At-Will Relationship.  Executive’s employment relationship is at-will.  Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice.

5.2                               Termination Without Cause.

(a)                                  The Company may terminate Executive’s employment with the Company at any time without Cause, upon notice to Executive.

(b)                                  In the event Executive’s employment is terminated without Cause and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), the Company shall provide Executive the following severance benefits (the “Severance Benefits”):  (i) a lump sum cash severance payment equal to six (6) months of Executive’s then current annual base salary, less applicable withholdings and deductions; (ii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain his group health insurance coverage in effect as of the date of the termination for twelve (12) months following the termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease immediately upon Executive’s eligibility for equivalent group health insurance coverage through a new employer; (iii) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the termination or the expiration of the term of any such options, whichever occurs earlier.  As a condition precedent to Executive’s receipt of the Severance Benefits, Executive must properly execute, and not revoke or attempt to revoke, the Release described in Section 6.

5.3                               Termination for Cause.

(a)                                        The Company may terminate Executive’s employment with the Company at any time for Cause, upon notice to Executive.

(b)                                        “Cause” for termination shall mean: indictment or conviction of any felony or of any crime involving dishonesty; participation in any fraud against the Company; breach of Executive’s duties to the Company, including persistent unsatisfactory performance of job duties; intentional damage to any property of the Company; conduct by Executive which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve; incapacity to perform the essential functions of Executive’s job for a period of ninety (90) consecutive days; or death.

(c)                                        In the event Executive’s employment is terminated at any time with Cause, he shall be entitled to receive his base salary, and his accrued but unused paid time off earned through the date of termination; Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation, except as may be provided in the Company’s severance benefit plan, if any, in effect on the termination date, or except as required by law.

5.4                               Termination for Good Reason.

(a)                                  Executive may voluntarily terminate his employment for “Good Reason” by notifying the Company in writing that Executive believes that an event described in this Section 5.4(a) has occurred (the “Constructive Termination Notice”), within ten (10) days after the initial occurrence of one of the following events; provided, however, that Executive shall not have “Good Reason” to terminate employment unless the Company does not cure the event described in this Section 5.4(a) within thirty (30) days following receipt by the Company of the Constructive Termination Notice:

(i)                                    the assignment to Executive of any duties or responsibilities which result in the material diminution of Executive’s position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring corporation will not by itself result in a diminution of Executive’s position;

(ii)                                a reduction by the Company in Executive’s annual base salary by greater than fifteen percent (15%), except to the extent the base salaries of other executive officers of the Company are accordingly reduced; or

(iii)                            a relocation of Executive, or the Company’s principal executive offices by more than forty (40) miles, except for required travel by Executive on the Company’s business.

(b)                                  In the event Executive terminates his  employment for Good Reason, and such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder), the Company shall provide Executive the Severance Benefits described above in Section 5.2(b).

5.5                               Voluntary or Mutual Termination.

(a)                                  Executive may voluntarily terminate his employment with the Company at any time, after which no further compensation will be paid to Executive.

(b)                                  In the event Executive voluntarily terminates his  employment other than for “Good Reason,” he will not be entitled to severance pay, pay in lieu of notice or any other such compensation.

5.6                               Involuntary Termination Following a Change in Control.

(a)                                  Definition.  For the purposes of this Agreement, a “Change in Control” shall mean a merger or consolidation of the Company with, or any sale of all or substantially all of the assets of the Company, to any other person, corporation or entity, unless as a result of such merger, consolidation or sale of assets the holders of the

Company’s voting securities prior thereto hold at least fifty percent (50%) of the total voting power represented by the voting securities of the surviving or successor corporation after such transaction.

(b)                                  Severance Benefits.  In the event of the termination of Executive’s employment without Cause or Executive’s resignation for Good Reason, and in each case such termination results in a “separation from service” with the Company within the meaning of Treasury Regulation Section 1.409A-1(h) (without regard to any permissible alternative definition thereunder) (an “Involuntary Termination”) within twelve (12) months immediately following the effective date of a Change in Control, in lieu of the Severance Benefits provided in Sections 5.2 and 5.4 herein, Executive will receive the following benefits upon such Involuntary Termination (the “Change in Control Benefits”): (i) a lump sum cash severance payment equal to twelve (12) months of Executive’s then current annual base salary, less applicable withholdings and deductions; (ii) a lump sum cash severance payment equal to one (1) times Executive’s annual target bonus potential, less applicable withholdings and deductions; (iii) if Executive timely elects continued Company-provided group health insurance coverage pursuant to federal COBRA law, the Company will pay Executive’s COBRA premiums sufficient to maintain his group health insurance coverage in effect as of the date of the Involuntary Termination for twelve (12) months following the Involuntary Termination, provided that the Company’s obligation to continue to pay Executive’s COBRA premiums hereunder will cease immediately upon Executive’s eligibility for equivalent group health insurance coverage through a new employer; (iv) Executive will have the ability to exercise any vested stock option shares granted to Executive by the Company until one (1) year following the date of the Involuntary Termination or the expiration of the term of any such option, whichever occurs earlier; and (v) the vesting of all of Executive’s outstanding equity awards shall be accelerated so that they vest in full and the Company’s right to repurchase any earlier exercised shares, if applicable, shall lapse.  As a condition precedent to Executive’s receipt of the Change in Control Benefits, Executive must properly execute, and not revoke or attempt to revoke, the Release described in Section 6.

6.                                      RELEASE.  As a condition of receipt of any benefits under Section 5 of this Agreement, Executive shall provide the Company with an executed and effective general release substantially in the form attached hereto as EXHIBIT B (the “Release”).

7.                                      NONINTERFERENCE.

While employed by the Company, and for two (2) years immediately following the Termination Date, Executive agrees not to interfere with the business of the Company by:

(a)                                  soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate employment in order to become an employee, consultant or independent contractor to or for any other person or entity of the Company; or

(b)                                  directly or indirectly soliciting the business of any customer of the Company which at the time of termination or one year immediately prior thereto was listed on the Company’s customer list.

8.                                      COOPERATION WITH COMPANY.

8.1                               Cooperation Obligation.  During and after the term of Executive’s employment, Executive will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company, or its or their respective affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Executive’s cooperation necessary or desirable.  In such matters, Executive agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony.  Executive also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Executive in connection with any such legal proceedings, unless Executive is expressly prohibited by law from so doing. The failure by Executive to cooperate fully with the Company in accordance with this Section 8 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to Executive under Section 5 becoming null and void.

8.2                               Expenses and Fees.  The Company will reimburse Executive for reasonable out-of-pocket expenses incurred by Executive as a result of his cooperation with the obligations described in Section 8.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Executive’s employment, the Company will also pay Executive a reasonable fee in the amount of $200 per hour for the time Executive devotes to matters as requested by the Company under Section 8.1 (the “Fees”).  The Company will not deduct or withhold any amount from the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees.  Executive acknowledges that in cooperating in the manner described in Section 8.1, he will be serving as an independent contractor, not a Company employee, and he will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees.  Executive hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.

9.                                      DISPUTE RESOLUTION.  To ensure rapid and economical resolution of any disputes which may arise under this Agreement, Executive and the Company agree that any and all disputes, claims, or demands in any way arising out of or relating to this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Francisco, California, under the then-applicable JAMS rules.  The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding.  The Company shall bear JAMS’ arbitration fees and administrative costs.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  Notwithstanding the foregoing, Executive and the Company shall each have the right to resolve any dispute or cause of action involving Company trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights under California Labor Code Section 2870, and rights under patent, trademark, or copyright law) by court action instead of arbitration.  Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

10.                               TAX PROVISIONS.

10.1                        Gross-Up Payment.

(a)                                  Subject to the possible limitation set forth in Section 10.1(b) below, if any payment or benefit received or to be received by Executive in connection with a Change in Control or otherwise (“Payment”) would subject Executive to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then Executive shall be entitled to receive an additional payment from the Company, in an amount not to exceed two hundred fifty thousand dollars ($250,000) (the “Gross-Up Payment”), such that after the payment of all taxes (including, without limitation, any income or employment taxes, any interest or penalties imposed with respect to such taxes, and any additional excise tax imposed by Section 4999 of the Code) on the Gross-Up Payment, Executive shall retain an amount equal to the full Excise Tax.  For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to have (i) paid federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (ii) paid federal employment taxes at Executive’s actual marginal rate for the calendar year in which the Gross-Up Payment is to be made; and (iii) paid applicable state and local income taxes at the highest rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.  Except as otherwise provided herein, Executive shall not be entitled to any additional payments or other indemnity arrangements in connection with the Payment or the Gross-Up Payment.  Notwithstanding any other provision in Section 10.1, the aggregate amount of the Gross-Up Payment shall not exceed two hundred fifty thousand dollars ($250,000).

(b)                                  Notwithstanding the foregoing, the amount of the Payment when aggregated with the Gross-Up Payment (the “Total Parachute Payments”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (i) the largest portion of the Total Parachute Payments that would result in no portion of the Total Parachute Payments being subject to the Excise Tax, or (ii) the largest portion, up to and including the total, of the Total Parachute Payments, whichever amount referenced in the foregoing (i) or (ii), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax, results in Executive’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Total Parachute Payments may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Total Parachute Payments equals the Reduced Amount, reduction shall occur in a manner necessary to provide Executive with the greatest economic benefit.  If more than one manner of reduction of payments or benefits necessary to arrive at the Reduced Amount yields the greatest economic benefit, the payments and benefits shall be reduced pro rata.

(c)                                  The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall make all determinations required to be made under this Section 10.1.  If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm (the “Accounting Firm”) required to be made hereunder.  The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

(d)                                  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  If the Company exhausts its remedies pursuant to Section 10.1(e) hereof and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, and any such Underpayment, together with any additional penalties or interest thereon, shall be promptly paid by the Company to or for the benefit of Executive.

(e)                                  Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30)-day period following the date on which Executive has given such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

(i)                                    Give the Company any information reasonably requested by the Company relating to such claim;

(ii)                                Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii)                            Cooperate with the Company in good faith in order effectively to contest such claim; and

(iv)                               Permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or federal, state, and local income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 10.1(e), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or federal, state, and local income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, Executive shall not be required to extend the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due, other than an extension limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(f)                                    If, after the receipt by Executive of any amount paid by the Company relating to a Gross-up Payment pursuant to Section 10.1(a) hereof or advanced by the Company pursuant to Section 10.1(e) hereof, Executive becomes entitled to receive any refund with respect to such amounts, Executive shall (subject to the Company’s complying with the requirements of Section 10.1(e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10.1(e) hereof, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid, and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(g)                                 If, pursuant to regulations issued under Section 280G or 4999 of the Code, the Company and Executive are required to make a preliminary determination of the amount of an excess parachute payment and thereafter a redetermination of the Excise Tax is required or the Company is permitted to make a recalculation with regard to stock options and elects to do so under the applicable regulations, the parties shall request the Accounting Firm to make such redetermination.  If as a result of such redetermination an additional Gross-Up Payment is required, the amount thereof shall be paid by the Company to Executive within ten (10) business days of the receipt of the Accounting Firm’s determination.  If the redetermination of the Excise Tax results in a reduction of the Excise Tax, Executive shall take such steps as the Company may reasonably direct in order to obtain a refund of the excess Excise Tax paid.  If the Company determines that any suit or proceeding is necessary or advisable in order to obtain such refund, the provisions of Section 10.1(e) hereof relating to the contesting of a claim shall apply to the claim for such refund, including, without limitation, the provisions concerning legal representation, cooperation by Executive, participation by the Company in the proceedings and indemnification by the Company.  Upon receipt of any such refund, Executive shall promptly pay the amount of such refund to the Company.  If the amount of the income taxes otherwise payable by Executive in respect of the year in which Executive makes such payment to the Company is reduced as a result of such payment, Executive shall, no later than the filing of the income tax return in respect of such year, pay the amount of such tax benefit to the Company.  In the event there is a subsequent redetermination of Executive’s income taxes resulting in a reduction of such tax benefit, the Company shall, promptly after receipt of notice of such reduction, pay to Executive the amount of such reduction.  If the Company objects to the calculation or recalculation of the tax benefit, as described in the preceding two sentences, the Accounting Firm shall make the final determination of the appropriate amount.  Executive shall not be obligated to pay to the Company the amount of any further tax benefits that may be realized by him as a result of paying to the Company the amount of the initial tax benefit.

(h)                                 In the event that the Excise Tax is subsequently determined to be less than initially determined, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-Up Payment that would not have been paid if the Excise Tax as subsequently determined had been applied initially in calculating the Gross-Up Payment, with the amount of such repayment determined by the Accounting Firm; provided that the amount of required repayment by Executive shall be reduced, as the Accounting Firm may determine, in order to avoid putting Executive in a worse after-tax position than Executive would have enjoyed had the amount of Excise Tax been correctly determined in the first instance, such determination to be made on a basis consistent with the intention of this Section 10.1, which is to make Executive whole on an after-tax basis on account of any Excise Tax (including related interest and penalties) up to an aggregate amount of two hundred fifty thousand dollars ($250,000).  Executive and the Company shall each have the right at all times to have the Accounting Firm review and confirm or revise earlier calculations.

10.2                        Compliance with Section 409A.  All payments provided under this Agreement are intended to constitute separate payments for purposes of Treasury Regulation Section 1.409A-2(b)(2).  Any lump sum cash severance payment pursuant to Sections 5.2(b)(i) or 5.4(b) shall be paid as soon as practicable following the date of the termination of Executive’s employment without Cause resulting in a “separation from service” with the Company within the meaning of Treasury Regulation 1.409A-1(h) (without regard to any permissible alternative definition thereunder) or Executive’s resignation for Good Reason resulting in a “separation from service” with the Company within the meaning of Treasury Regulation 1.409A-1(h) (without regard to any permissible alternative definition thereunder), but in no event later than March 15th of the calendar year following such termination.  It is the intention of the preceding sentence to apply the “short-term deferral rule” set forth in Treasury Regulation Section 1.409A-1(b)(4) to such payments.  Amounts paid in connection with group health insurance coverage pursuant to COBRA under Sections 5.2(b)(ii) or 5.4(b) are intended to be paid pursuant to the exception provided by Treasury Regulation Section 1.409A-1(b)(9)(v)(B).  Amounts paid pursuant to Sections 10.1(a), 10.1(d) and 10.1(h) shall be paid no later than the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes.  Amounts paid pursuant to Sections 10.1(e) and 10.1(g) shall be paid no later than the end of Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation.

11.                               GENERAL PROVISIONS.

11.1                        Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at his address as listed on the Company payroll.

11.2                        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

11.3                        Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

11.4                        Complete Agreement.  This Agreement and Exhibit A, constitute the entire agreement between Executive and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter.  It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by an officer of the Company.

11.5                        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

11.6                        Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

11.7                        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

11.8                        Attorneys’ Fees.  If either party hereto brings any action to enforce his or its rights hereunder, the prevailing party in any such action shall be entitled to recover his or its reasonable attorneys’ fees and costs incurred in connection with such action.

11.9                        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Affymax Inc.

By:	/s/ Arlene M. Morris
Arlene M. Morris
Chief Executive Officer

Date: December 17, 2008

Accepted and agreed this
17th day of December, 2008.

Robert F. Venteicher, an Individual

/s/ Robert F. Venteicher

EXHIBIT A

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

RELEASE AGREEMENT